Our ref	FWO/667559-000001/43518787v2

Tecnoglass Inc.

Avenida Circunvalar a 100 mts de la Via 40

Barrio Las Flores
Barranquilla, Colombia

28 September 2016

Dear Sirs

Tecnoglass Inc. (the “Company”)

We have acted as Cayman Islands counsel to Tecnoglass Inc. (the “Company”) in connection with the Company’s registration statement No. 333-213735 (the “Registration Statement”) filed on Form S-1 with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 as amended (the “Act”) covering for resale: (i) up to 19,891,137 ordinary shares (the “Shares”) of a par value of US$0.0001 per share held by the Selling Securityholder (as defined in the Registration Statement); and (ii) up to 1,500,000 ordinary shares of a par value of US$0.0001 per share entitled to be issued to the Selling Securityholder as “earnout” shares for 2016 as more particularly described in the Registration Statement (the “Earnout Shares”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation on Change of Name dated 27 December 2013 and the Third Amended and Restated Memorandum and Articles of Association adopted on 20 December 2013 (the “Articles”).

1.2	The minutes (the “Minutes”) of the meetings of the board of directors of the Company held on 14 April 2015 and 15 August 2013 (the “Meetings”), the unanimous written resolutions of the board of directors dated 10 February 2014 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A certificate from a Director of the Company a copy of which is annexed hereto (the “Director’s Certificate”).

1.5	The Registration Statement.

Maples and Calder

PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman lslands tel +1 345 949 8066 Fax +1 345 949 8080 maplesandcalder.com

1.6	The agreement and plan of reorganization between the Company, Tecnoglass S.A. and C.I. Energía Solar S.A. E.S. Windows dated August 17, 2013 (the “Merger Agreement”).

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	The Shares have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders), as we have not inspected such register, and the Shares have been, or will be, issued by the Company against payment in full of the consideration.

2.4	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Shares have been validly issued and are fully-paid and non-assessable.

3.3	With respect to the Earnout Shares, when: (i) the Earnout Shares are issued by the Company against payment in full, of the consideration, in accordance with the Merger Agreement; and (ii) duly registered in the Company’s register of members (shareholders), such Earnout Shares will be validly issued, fully paid and non-assessable.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

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Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

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Tecnoglass Inc.

 PO Box 309, Ugland House

 Grand Cayman

 KY1-1104

 Cayman Islands

28 September 2016

To:	Maples and Calder
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

Tecnoglass Inc. (the “Company”)

I, JOSÉ MANUEL DAES, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges.

3	The Resolutions were signed by all the directors in the manner prescribed in the Articles.

4	The Minutes are true and correct record of the proceedings of the respective Meetings, which were each duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Articles. The Resolutions and the resolutions set out in the Minutes were duly passed in the manner prescribed in the Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

5	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement.

6	The directors of the Company are:

A. Lorne Weil

Julio Torres

Martha Byorum

José M. Daes

Christian T. Daes

Samuel R. Azout

Juan Carlos Vilarino

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7	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

8	Prior to, at the time of, and immediately following the execution of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

9	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

12	The Company has received or will receive money or money’s worth in consideration for the issue of the Earnout Shares and none of the Shares were or will be issued for less than par value.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ JOSÉ MANUEL DAES
JOSÉ MANUEL DAES
Director

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